FUND PARTICIPATION AGREEMENT
          THIS AGREEMENT, made and entered into as of April 29, 2013, by and among Ivy Funds Variable Insurance Portfolios an open-end management investment company organized as a Delaware statutory trust (the “Ivy Funds VIP”), Waddell & Reed, Inc. (“W&R”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, and RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK, a life insurance company organized under the laws of the state of New York (the “Company”), on its own behalf and on behalf of each separate account of the Company currently in existence or hereinafter created, as set forth on Schedule A hereto, as may be amended from time to time (each account hereinafter referred to individually as an “Account” and collectively as the “Accounts”).
WITNESSETH:
          WHEREAS, Ivy Funds VIP has filed a registration statement with the Securities and Exchange Commission (“SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and
          WHEREAS, Ivy Funds VIP desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with Ivy Funds VIP and W&R (the “Participating Insurance Companies”); and
          WHEREAS, W&R is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and
          WHEREAS, W&R serves as principal underwriter or distributor of each of the series of shares, (“Shares”) of the Ivy Funds VIP; and
          WHEREAS, the Shares of the series offered by Ivy Funds VIP to the Company and the Accounts are set forth on Schedule B attached hereto (each a “Portfolio”); and
          WHEREAS, Ivy Funds VIP has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit Shares of the Portfolios to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Shared Funding Exemptive Order”); and
          WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and/or variable annuity contracts funded or to be funded through one or more of the Accounts (the “Contracts”); and
          WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and
          WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Shares in one or more of the Portfolios on behalf of the Accounts to fund the Contracts, and Ivy Funds VIP intends to sell such Shares to the relevant Accounts at such Shares’ net asset value.

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          NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:
ARTICLE 1
Sale of the Fund Shares
1.1	(a) Subject to Article 10 hereof, Ivy Funds VIP shall make available to the Company, for purchase on behalf of the Accounts, Shares of the Portfolios in accordance with this Agreement and the provisions of the then-effective prospectus and Statement of Additional Information (“SAI”) of the Portfolios (collectively, the prospectus and SAI, the “Prospectus”). W&R hereby appoints the Company as an agent of W&R for the limited purpose of receiving and accepting purchase, exchange and redemption requests on behalf of the Accounts (but not with respect to any Shares that may be held in the general account of the Company) for Shares of those Portfolios made available hereunder, based on allocations of amounts to the Accounts or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Accounts. Receipt of such orders by the Company shall constitute receipt by W&R. Except as particularly stated in this paragraph, Company shall have no authority to act on behalf of W&R or Ivy Funds VIP or to incur any cost or liability on its behalf.
(b) Shares of a particular Portfolio of Ivy Funds VIP shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. Notwithstanding the foregoing, the Board of Trustees of Ivy Funds VIP (the “Trustees”) may refuse to sell Shares of any Portfolio to any person (including the Company and the Accounts), or suspend or terminate the offering of Shares of any Portfolio, (i) if such action is required by law or by regulatory authorities having jurisdiction, (ii) if, in their sole discretion when acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, they deem such actions necessary in the best interests of the shareholders of such Portfolio (it being understood that for this purpose shareholders means contract owners), or (iii) if such action is required by any policies that the Trustees has adopted and that apply to all Participating Insurance Companies. Further, it is acknowledged and agreed that the availability of Portfolio shares shall be subject to Ivy Funds VIP’s Prospectus and to federal and state laws, rules and regulations.
(c) W&R and/or Ivy Funds VIP may, from time to time, add other Portfolios to provide additional funding media for the Contracts, or to delete, combine or modify existing Portfolios, by amending Exhibit B hereto. W&R and/or Ivy Funds VIP reserve the right to amend Exhibit B in their sole and exclusive discretion upon written notice to Company. Upon such amendment to Exhibit B, any applicable reference to a Portfolio, Ivy Funds VIP or its shares herein shall include a reference to any such additional Portfolio.
(d) Ivy Funds VIP or its agent will compute the closing net asset value and any dividend, income accrual, and capital gains information for the Portfolios as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time, the “Close of Trading”) on each day the New York Stock Exchange is open for business (a “Business Day”) as described in the applicable Portfolio’s Prospectus. W&R or its designee, as agent for Ivy Funds VIP, will use its best efforts to communicate to the Company such information by 7:00 p.m. Eastern Time on each Business Day. Company will use this data to calculate unit values for its Accounts. Unit values shall be used to calculate that same Business Day’s Account transactions. In the event an adjustment is made to the computation of the net asset value of Shares of the Portfolios as reported to the Company, W&R or its designee shall notify the Company promptly after the need for any such adjustment in the following manner:
(1)	Fund/SERV Transactions. If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”)

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system, any corrections to a Portfolio’s prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct prices and applicable date. If the corrections are dated later than trade date plus one, Ivy Funds VIP or its agent shall notify Company as soon as practicable after discovering the need for those adjustments; or

(2)	Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to a Portfolio’s prices should be communicated by facsimile or by electronic transmission, and will include for each day on which an adjustment has occurred the incorrect Portfolio price, the correct price, and, to the extent communicated to Portfolio shareholders, the reason for the adjustment. The Company may send this notification or a derivation thereof to Contract owners whose Contracts are affected by the adjustment.

(3)	Pricing Error Corrections. If an adjustment is to be made to correct an error which has caused an Account to receive an amount different from that to which it is entitled, Ivy Funds VIP, or its agent, shall make all necessary adjustments to Shares owned in the Account. In the event that any such material error is the result of negligence of Ivy Funds VIP, W&R shall be liable for the Company’s out-of-pocket expenses and other direct costs or losses related to adjustments made as a result of a pricing error in an amount not to exceed $1,000 per day and not to exceed $5,000 per occurrence. W&R and Ivy Funds VIP shall not be responsible for payment of any costs of reprocessing transactions in units issued by an Account under the Contracts arising out of an error in the calculation of a Portfolio’s net asset value, dividends or capital gains distributions if such error is discovered and corrected within five (5) Business Days; however, in the event that the error causes the Company to incur any direct costs for reprocessing transactions on Contract owner accounts, such as preparing and mailing revised statements, W&R and/or Ivy Funds VIP shall reimburse Company for all such reasonable costs. The Company agrees to use its best efforts to minimize any costs incurred under this paragraph and shall provide W&R with acceptable documentation of any such costs incurred.
(e) If the parties choose to use Fund/SERV, the following provisions shall apply:
               The Company and W&R or its designee will be bound by the rules of the National Securities Clearing Corporation (“NSCC”). Without limiting the generality of the following provisions of this section, the Company and W&R or its designee each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.
               Any information transmitted through NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.
               On each Business Day, the Company shall aggregate and calculate the net purchase and net redemption orders for each Account received by the Company prior to the Close of Trading on each Business Day. The Company shall communicate to W&R or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”), along with such other information required by NSCC or reasonably required by W&R, no later than 9:00 a.m. Eastern Time on the first Business Day following the Trade Date. W&R or its designee shall treat all trades communicated to W&R or its designee

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in accordance with this provision as if received prior to the Close of Trading on the Trade Date, provided that Company represents it has received such orders prior to the Close of Trading on the Trade Date.
          All orders are subject to acceptance by W&R or its designee and become effective only upon confirmation by W&R or its designee. Upon confirmation, W&R or its designee will verify total purchases and redemptions and the closing share position for each Account. In the case of delayed settlement, W&R or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act.
          Unless otherwise informed in writing, such redemption wires should be sent to:

Bank:	Wells Fargo
ABA#:	121000248
Account Title:	RiverSource Life Insurance Company
Account No.:	0000029874
(f) If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:
               (1) Next Day Transmission of Orders. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on such Business Day. Prior to 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next following Business Day, the Company shall communicate to W&R or its designee by facsimile or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day (the “Trade Date”). All orders communicated to W&R or its designee by the 9:00 a.m. deadline (or such other time as may be agreed by the parties from time to time) shall be treated by W&R or its designee as if received prior to the Close of Trading on the Trade Date, provided that Company represents it has received such orders prior to the Close of Trading on the Trade Date.
                (2) Purchases. With respect to purchase orders placed by the Company by 9:00 a.m. Eastern Time on the first Business Day following the Trade Date, the Company will use its best efforts to transmit each purchase order to W&R or its designee in accordance with written instructions previously provided by W&R or its designee to the Company. The Company will use its best efforts to initiate by wire transfer to W&R or its designee purchase amounts by 4:00 p.m. Eastern Time on the next Business Day following the Trade Date. The Company agrees that if it fails to provide funds to the Portfolio’s custodian as set forth above, then at the option of W&R or Ivy Funds VIP, (A) the transaction may be cancelled, or (B) the transaction may be processed at the next-determined net asset value for the applicable Portfolio after purchase order funds are received. In such event, the Company shall indemnify and hold harmless W&R, Ivy Funds VIP and the Portfolios from any liabilities, costs and damages any may suffer as a result of such failure to provide funds in accordance with such deadline.
                (3) Redemptions. With respect to redemption orders placed by the Company by 9:00 a.m. Eastern Time on the first Business Day following the Trade Date, W&R or its designee will use its best efforts to initiate by wire transfer to the Company proceeds of such redemptions by 4:00 p.m. Eastern Time on the next Business Day following the Trade Date. Should W&R and/or Ivy Funds VIP need to extend the settlement on a trade, it shall contact the Company to discuss the extension; provided, however, that any such extension shall not relieve W&R and/or Ivy Funds VIP of its settlement obligations within the time specified in Section 22(e) of the 1940 Act or such period of time as may be required by law.

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                Unless otherwise informed in writing, such redemption wires should be sent to:

Bank:	Wells Fargo
ABA#:	121000248
Account Title:	RiverSource Life Insurance Company
Account No.:	0000029874
          1.2 Subject to Section 1.3, W&R or its designee will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at the most recent net asset value provided to the Company prior to receipt by W&R (or Ivy Funds VIP’s transfer agent) of the request for redemption, as established in accordance with the operational procedures mutually agreed to by W&R and the Company from time to time and the provisions of the then current prospectus of the Portfolios. W&R shall make payment for such Shares in accordance with Section 1.4, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).
          1.3 The Company will not aggregate orders received from its Contract owners after the Close of Trading (typically 4:00 p.m. Eastern Time) with orders received before the Close of Trading, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by the Company before the Close of Trading will receive that day’s net asset value and Orders received by the Company after the Close of Trading will receive the next day’s net asset value. The Company represents and warrants that it will not submit any order for Shares of a Portfolio or engage in any practice, nor will it allow any person acting on its behalf to submit any order for Shares of a Portfolio or engage in any practice, that would violate or cause a violation of Section 22 of the 1940 Act or Rule 22c-1 thereunder. W&R will not accept any order made on a conditional basis or subject to any delay or contingency. The Company shall only place purchase orders for Shares of Portfolios on behalf of its customers whose addresses recorded on Company’s books are in a state or other jurisdiction in which the Portfolios are registered or qualified for sale, or are exempt from registration or qualification as confirmed in writing by W&R.
          1.4 With respect to purchase orders that are transmitted to W&R or its designee in accordance with Section 1.1, the Company shall pay for Portfolio Shares on the next Business Day following the Trade Date. Payments shall be made in federal funds transmitted by wire to a custodial account designated in writing by W&R. In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by W&R or its designee pursuant to Section 1.3, the Company shall hold W&R or its designee harmless from any losses reasonably sustained by W&R or its designee as the result of acting in reliance on such purchase order. Redemption orders that are transmitted to W&R or its designee in accordance with Section 1.1 shall be paid for no later than the end of the Business Day after W&R settles the order to the extent practicable, or in the alternative, in accordance with the Prospectus. Payments shall be made in federal funds transmitted by wire in accordance with the wire instructions in Section 1.1. In the event that W&R or its designee shall fail to pay in a timely manner for any redemption order pursuant to Section 1.1, W&R or its designee shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order. Net purchase orders are subject to cancellation at the option of W&R and/or Ivy Funds VIP in the event that payment is not received within two (2) Business Days following receipt of the order by Ivy Funds VIP. Company shall indemnify W&R and Ivy Funds VIP for any losses incurred in connection with a cancelled order.

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          1.5 Issuance and transfer of Shares of the Portfolios will be by book entry only. Share certificates will not be issued to the Company or the Account. Portfolio Shares ordered from W&R will be recorded in the appropriate title for each Account or the appropriate sub-account of each Account.
          1.6 W&R or its designee shall furnish prompt written notice to the Company of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. The number of Shares so issued as payment of such dividends and distributions is available to Company through DST Vision. Notwithstanding the above, W&R shall not be held responsible for providing the Company with ex-date net asset value, change in net asset value, dividend or capital gain information when the New York Stock Exchange is closed, when an emergency exists making the valuation of net assets not reasonably practicable, or during any period when the SEC has, by order, permitted the suspension of pricing shares for the protection of shareholders.
          1.7 Ivy Funds VIP agrees that its Shares will be sold only to Participating Insurance Companies and/or their separate accounts funding variable life insurance policies and/or variable annuity contracts or to other persons or entities permitted under Section 817 of the Internal Revenue Code of 1986, as amended (“Code”), or regulations issued thereunder. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Shares will be used only for the purposes of funding the Contracts under the Accounts listed in Schedule A, as amended from time to time.
          1.8 W&R agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.
          1.9 W&R reserves the right to reject any purchase orders, including exchanges for any reason, including if W&R, in its sole opinion, believes the Company’s Contract owner(s) is/are engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio (“Market Timing”). The Company agrees to cooperate with W&R and Ivy Funds VIP to monitor for Market Timing by its Contract owners, to provide such relevant information about Market Timers to W&R as it may reasonably request, including but not limited to such Contract owner’s identity, and to prevent Market Timing from occurring by or because of Contract owners. Failure of W&R to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of W&R’s rights under this section. Pursuant to Rule 22c-2 of the 1940 Act, on behalf of Ivy Funds VIP, W&R and the Company agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.
ARTICLE 2
Obligations of the Parties
          2.1 Costs Borne by Ivy Funds VIP Resulting from Portfolio Disclosure Requirements

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(a) Periodic Portfolio Disclosure. Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of preparing and filing with the SEC the Portfolio Prospectus, periodic reports to shareholders and other shareholder communications required to be produced and distributed as determined by the Company as a result of periodic disclosure requirements to which the Portfolio is subject (collectively, “Periodic Portfolio Disclosure Materials”). Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of providing any Periodic Portfolio Disclosure Materials to the Company; printing Periodic Portfolio Disclosure Materials; distributing any printed Periodic Portfolio Disclosure Materials to Contract owners, annuitants or participants (as appropriate) under the Contracts (collectively, “Participants”) including postage costs of mailing printed Periodic Portfolio Disclosure Materials and making Periodic Portfolio Disclosure Materials available electronically; and expenses associated with the operational (i.e., systems and technology) costs to facilitate the Portfolio changes. At the option of the Company, Ivy Funds VIP or W&R will either:
(1)	set for printing, print and provide to the Company as many copies of the Periodic Portfolio Disclosure Materials as the Company may reasonably request for distribution to Participants, or

(2)	provide the Company with camera-ready copy, computer disk, or other medium agreed to by the Parties, of Periodic Portfolio Disclosure Materials in a form suitable for printing.
          W&R will provide to the Company in a timely fashion the complete information needed to distribute printed Periodic Portfolio Disclosure Materials or to make Periodic Portfolio Disclosure Materials available electronically. W&R or Ivy Funds VIP will reimburse the Company for any usual, customary and reasonable costs the Company incurs under this Section 2.1(a). The Company agrees to use its best efforts to minimize any such costs and will provide W&R with acceptable documentation of any such costs incurred.
(b) Non-periodic Portfolio Disclosure Resulting from Ivy Funds VIP-Driven Events. Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of preparing and filing with the SEC the Portfolio Prospectus and any amendments or supplements thereto, Portfolio proxy and similar materials such as voting solicitation instructions, and other shareholder communications required to be produced and distributed as reasonably determined by the Company as a result of Portfolio changes driven by Ivy Funds VIP including, but not limited to, a liquidation of the assets and termination of its existence or other reorganization, or merger of the Portfolio; a change in the name, fund fees, investment strategy or objective or an investment adviser of the Portfolio; and any other Portfolio change not otherwise itemized herein (collectively “Portfolio-Driven Event Ivy Funds VIP Disclosure Materials”). Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of providing any Portfolio-Driven Event Ivy Funds VIP Disclosure Materials to the Company; printing any Portfolio-Driven Event Ivy Funds VIP Disclosure Materials; distributing any printed Portfolio-Driven Event Ivy Funds VIP Disclosure Materials to Participants including postage costs of mailing printed Portfolio-Driven Event Ivy Funds VIP Disclosure Materials and making Portfolio-Driven Event Ivy Funds VIP Disclosure Materials available electronically; and expenses associated with the operational (i.e., systems and technology) costs to facilitate the Portfolio changes. At the option of the Company, Ivy Funds VIP or W&R will either:
(1)	set for printing, print and provide to the Company as many copies of the Portfolio-Driven Event Ivy Funds VIP Disclosure Materials as the Company may reasonably request for distribution to Participants; or

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(2)	provide the Company with camera-ready copy, computer disk, or other medium agreed to by the parties, of the Portfolio-Driven Event Ivy Funds VIP Disclosure Materials in a form suitable for printing.
          W&R will provide to the Company in a timely fashion the complete information needed to distribute printed Portfolio-Driven Event Ivy Funds VIP Disclosure Materials or make such Portfolio-Driven Event Ivy Funds VIP Disclosure Materials available electronically.
          Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of proxy voting including, but not limited to, vote assembly, postage, processing, tabulation and project management.
          W&R or Ivy Funds VIP will reimburse the Company for any usual, customary and reasonable costs the Company incurs under this Section 2.1(b). The Company agrees to use its best efforts to minimize any such costs and will provide W&R with acceptable documentation of any such costs incurred.
(c) Non-Periodic Account Disclosure Resulting From Ivy Funds VIP-Driven Events. Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of preparing and filing with the SEC the Account’s prospectus and statement of additional information and any amendments or supplements thereto (collectively, the “Account Prospectus”), account proxy and similar materials such as voting solicitation instructions, and other communications required to be produced and distributed as determined by the Company as a result of Portfolio changes driven by Ivy Funds VIP including, but not limited to, a liquidation of the assets and termination of its existence or other reorganization, or merger of the Portfolio; a change in the name, portfolio fees, investment strategy or objective or an investment adviser of the Portfolio; and any other Portfolio change not otherwise itemized herein (collectively, “Portfolio-Driven Event Account Disclosure Materials”). Ivy Funds VIP will bear, or arrange for others to bear, the usual, customary and reasonable costs of printing any Portfolio-Driven Event Account Disclosure Materials; distributing any printed Portfolio-Driven Event Account Disclosure Materials to Participants including postage costs of mailing printed Portfolio-Driven Event Account Disclosure Materials and making Portfolio-Driven Event Account Disclosure Materials available electronically; and expenses associated with the operational (i.e., systems and technology) costs to facilitate the Portfolio changes. At its option, the Company will, as appropriate:
(1)	set for printing and print as many copies of the Portfolio-Driven Event Account Disclosure Materials as the Company may reasonably need for distribution to Participants, and mail such materials; and

(2)	prepare the Portfolio-Driven Event Account Disclosure Materials in electronic format, and make such materials available electronically.
     W&R will provide to the Company in a timely fashion the complete information needed to distribute printed Portfolio-Driven Event Account Disclosure Materials or make Portfolio-Driven Event Account Disclosure Materials available electronically.
     W&R or Ivy Funds VIP will reimburse the Company for the Company’s usual, customary and reasonable costs incurred under this Section 2.1(c). The Company agrees to use its best efforts to minimize any such costs and will provide W&R with acceptable documentation of any such costs incurred.

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          2.2 Costs Borne by the Company Resulting from Account Disclosure Requirements — Periodic Account Disclosure.
          The Company will bear, or arrange for others to bear, the usual, customary and reasonable costs of preparing and filing with the SEC the Account Prospectus, periodic reports to shareholders and other shareholder communications required to be produced and distributed as determined by the Company as a result of periodic disclosure requirements to which the Account is subject (collectively “Periodic Account Disclosure Materials”).
          The Company will bear, or arrange for others to bear, the usual, customary and reasonable costs of printing any Periodic Account Disclosure Materials; distributing any printed Periodic Account Disclosure Materials to Participants and prospective Contract owners, annuitants or participants (as appropriate) under the Contracts (collectively, “Prospects”) including postage costs of mailing printed Periodic Account Disclosure Materials and making Periodic Account Disclosure Materials available electronically. At its option, the Company will, as appropriate:
          (a) set for printing and print as many copies of the Periodic Account Disclosure Materials as the Company may reasonably need for distribution to Participants or Prospects, and mail such materials; and
          (b) prepare the Periodic Account Disclosure Materials in electronic format, and make such materials available electronically.
          2.3 W&R will be responsible for all Ivy Funds VIP operations and related expenses, including the cost of registration and qualification of the Shares of the Portfolios, taxes on the issuance or transfer of shares, cost of management of the business affairs of Ivy Funds VIP and expenses paid or assumed by Ivy Funds VIP pursuant to any Rule 12b-1 Plan.
          2.4 The Company will be responsible for federal registration of units of the separate accounts and related expenses, including the payment of 24f-2 fees.
          2.5 The Company shall furnish, or cause to be furnished, to W&R or its designee, a copy of language that would be used in any prospectus for the Contracts or SAI for the Contracts in which Ivy Funds VIP or W&R (“Portfolio Parties”) is named prior to the filing of such document with the SEC.
          2.6 The Company shall furnish, or shall cause to be furnished, to W&R or its designee, each piece of sales literature or other promotional material in which Ivy Funds VIP or W&R is named, at least ten (10) Business Days prior to its use. No such sales literature or material shall be used if any of the Portfolio Parties reasonably objects to such use or submission within ten (10) Business Days after receipt of such material.
          2.7 At the reasonable request of W&R or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to W&R or its designee copies of the following reports:
(a)	the Company’s annual financial report (prepared under generally accepted accounting principles (“GAAP”, if any);

(b)	the Company’s quarterly statements, if any;

(c)	any financial statement, proxy statement, notice or report of the Company sent to policyholders; and

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(d)	any registration statement (without exhibits) and financial reports of the Company filed with any state insurance regulator.
          2.8 The Company shall not give any information or make any representations or statements on behalf of Ivy Funds VIP or W&R, or concerning Ivy Funds VIP or W&R in connection with the sale of the Contracts other than information or representations contained in the registration statement or prospectus for the Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Portfolios, Portfolio-sponsored proxy statements, or in sales literature or other promotional material approved by Ivy Funds VIP or W&R or the designee of either, except with the written permission of Ivy Funds VIP or W&R.
          2.9 W&R or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company and/or the Account(s) is named (“Portfolio Materials”) at least ten (10) Business Days prior to its use. No such sales literature or material shall be used if the Company or its designee reasonably objects to such use within ten (10) Business Days after receipt of such material.
          2.10 Neither Ivy Funds VIP nor W&R shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in the registration statements or Contract prospectuses (as such registration statements or Contract prospectuses may by amended or supplemented from time to time), except with the written permission of the Company.
          2.11 W&R or its designee will provide the Company with at least one complete copy of all prospectuses, SAIs, annual reports, semi-annual reports, proxy statements, and all amendments to any of the above, that relate to the Portfolio(s) or its Shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.
          2.12 Upon request, the Company will provide W&R with at least one complete copy of all prospectuses, SAIs, annual reports, semi-annual reports, proxy statements, and all amendments to any of the above, that relate to the Contracts or each Account, after the filing of such document(s) with the SEC or other regulatory authorities or, if a Contract and its associated Account are exempt from registration, upon request after such documents are first published.
          2.13 For purposes of this Article 2, the phrase “sales literature or other promotional material” includes, but is not limited to, any of the following: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to the public, and registration statements, SAIs, shareholder reports, and proxy materials.
          2.14 If Ivy Funds VIP, W&R and Company agree to distribute Portfolio summary prospectuses to Contract owners pursuant to Rule 498 of the 1933 Act, as set forth in Schedule D of this Agreement, then each party to the Agreement represents and warrants that it complies with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that it maintains policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Portfolio summary prospectuses. The parties agree to comply with the terms included in the attached Schedule D as of the effective date of this Agreement.

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          2.15 Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract owners: (a) the Company will provide pass-through voting privileges to owners of Contracts whose cash values are invested, through the Accounts, in Shares of the Portfolios; (b) Ivy Funds VIP shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by Ivy Funds VIP; and (c) with respect to each Account, the Company will vote Shares of the Portfolio held by the Account and for which no timely voting instructions from Contract owners are received, as well as Shares held by the Account that are owned by the Company for their general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract owners. The Company reserves the right to vote Shares of the Portfolio held in any segregated asset account in its own right, to the extent permitted by law. The Company and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Portfolio Shares held for the benefit of such Contract owners.
ARTICLE 3
Representations and Warranties
          3.1 The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of New York, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement and has established each Account as a separate account under such law and the Accounts comply in all material respects with all applicable federal and state laws and regulations.
          3.2 The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts. The Company further represents and warrants that the Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts and the Contracts will be issued in compliance in all material respects with all applicable federal and state laws. The Company represents and warrants that each Account’s 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder; the Company will amend the registration statement for its Contracts under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts or as may otherwise be required by applicable law; and each Account Prospectus, and then-current stickers, will at all times comply in all material respects with the applicable requirements of the 1933 Act and the rules thereunder.
          3.3 The Company represents that it has established such rules and procedures as are necessary to ensure compliance with applicable federal, state and self-regulatory requirements relating to the offering of the Contracts. W&R and Ivy Funds VIP explicitly disclaim any and all responsibility for the offer, sale, distribution and/or servicing of the Contracts, except as otherwise specified in this Agreement.
          3.4 The Company represents that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of a “variable contract”, within the meaning of such terms under Section 817 of the Code, and Section 1.817-5(f)(2) of the federal tax regulations, that it shall make every effort to continue to meet such definitional requirements, and that it shall notify W&R and Ivy Funds VIP immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they may not be met in the future.

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          3.5 W&R represents and warrants that Ivy Funds VIP is duly organized and validly existing under the laws of the State of Delaware and that each Portfolio does and will comply in all material respects with the applicable provisions of the 1940 Act and the rules and regulations thereunder.
          3.6 W&R represents and warrants that the Portfolio Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act, shall be duly authorized for issuance in compliance in all materials respects with all applicable federal and state laws, and that the Portfolios are registered under the 1940 Act. W&R shall amend the Portfolio’s registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of the Portfolio Shares. If W&R determines that notice filings are appropriate, W&R shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.
          3.7 W&R represents that each Portfolio has adopted a Distribution Plan (the “Plan”) with regard to the Shares of each Portfolio, pursuant to Rule 12b-1 under the 1940 Act. W&R represents and warrants that each Portfolio has a Board of Trustees, a majority of whom are not interested persons of the Portfolio, which has formulated and approved the Plan to finance distribution expenses of the Portfolio and that any changes to a Portfolio’s Plan will be approved by a similarly constituted Board of Trustees.
          3.8 W&R represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC. W&R further represents that it will sell and distribute the Portfolio Shares in accordance with the laws of the State of Delaware and all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.
          3.9 W&R will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing, W&R will at all times comply and maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5 of the regulations under the Code. W&R will notify the Company promptly upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future. In the event of a breach of this Section 3.9 by W&R, it will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code.
          3.10 W&R represents and warrants that each Portfolio is currently qualified as a Regulated Investment Company (“RIC”) under Subchapter M of the Code, and that Ivy Funds VIP will make every effort to qualify and to maintain such qualification (under Subchapter M or any successor or similar provision) of each Portfolio as a RIC. W&R will notify the Company promptly in writing upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.
          3.11 Subject to W&R’s compliance with Section 817(h) of the Code, the Company represents and warrants that the Contracts are currently, and at the time of issuance, will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code. The Company will use its best efforts to maintain such treatment and shall notify Ivy Funds VIP and W&R immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.
          3.12 The Company represents and warrants that all shares of the Portfolios purchased by the Company will be purchased on behalf of one or more unmanaged separate accounts that offer interests

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therein that are registered under the 1933 Act and upon which a registration fee has been or will be paid or that are unregistered because the interests are exempt from registration under the 1933 Act, and the Company acknowledges that W&R intends to rely upon this representation and warranty for purposes of calculating SEC registration fees payable with respect to such Shares of the Portfolios pursuant to Form 24F-2 or any similar form or SEC registration fee calculation procedure that allows Ivy Funds VIP to exclude Shares so sold for purposes of calculating its SEC registration fee. The Company will certify the amount of any Shares of the Portfolios purchased by the Company on behalf of any separate account offering interests not subject to registration under the 1933 Act. The Company agrees to cooperate with W&R on no less than an annual basis to certify as to its continuing compliance with this representation and warranty.
          3.13 The Company agrees during the term of this Agreement to comply with all laws, rules and regulations applicable to it in connection with the performance of each of its obligations under this Agreement, including, but not limited to, its obligations under applicable anti-money laundering (“AML”) laws, rules and regulations, including but not limited to its obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA PATRIOT Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder (collectively, the “BSA”).
(a)	The Company agrees to undertake inquiry and due diligence regarding the customers to whom the Company offers and/or sells Portfolio Shares or on whose behalf the Company purchases Portfolio Shares and that the inquiry and due diligence is reasonably designed to determine that the Company is not prohibited from dealing with any such customer by (i) any sanction administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (collectively, the “Sanctions”); or (ii) any of the Special Measures.

(b)	The Company hereby represents, covenants and warrants to Ivy Funds VIP and W&R that:
(1) None of the Company’s employees who are authorized in connection with their employment to transact business with Ivy Funds VIP or W&R in accounts in the Company’s name, in any nominee name maintained for the Company, or for which the Company serves as financial institution of record, are designated or targeted under any of the Sanctions or Special Measures and that no transactions placed in any such accounts by any of the Company’s authorized employees will contravene any of the Sanctions or Special Measures;
(2) As the Sanctions or Special Measures are updated, the Company shall periodically review them to confirm that none of the Company’s employees that are authorized to transact business with Ivy Funds VIP or W&R are designated or targeted under any of the Sanctions or Special Measures; and
(3) The Company, including any of the Company’s affiliates, does not maintain offices in any country or territory to which any of the Sanctions or Special Measures prohibit the export of services or other dealings.
          The Company agrees to notify Ivy Funds VIP and W&R promptly when and if it learns that the establishment or maintenance of any account holding, or transaction in or relationship with a holder of, Portfolio Shares pursuant to this Agreement violates or appears to violate any applicable AML laws, rules, or regulations, or any of the Sanctions or Special Measures.

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          3.14 The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that Ivy Funds VIP nor W&R shall bear responsibility to the Company, for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current Portfolio Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall inform W&R of any additional investment restrictions imposed by state insurance law after the date of this Agreement that may become applicable to Ivy Funds VIP or any Portfolio from time to time as a result of the Accounts’ investment therein. Upon receipt of any such information from the Company, W&R shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If W&R determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, W&R shall so inform the Company, and W&R and the Company shall discuss alternative accommodations in the circumstances.
          3.15 To the extent one or more third parties are engaged by Company to offer the Contracts and/or perform services that Company is responsible for under this Agreement (such parties include, but are not limited to, affiliates of Company) (“Agents”), Company shall determine that each such Agent is capable of performing such services, shall take measures as may be necessary to ensure that Agents perform such services in accordance with the requirements of this Agreement and applicable law and shall bear full responsibility for, and assume all liability for (including any obligation for indemnification as provided in Article 5 hereof), the actions and inactions of such Agents as if such services had been provided by Company.
          3.16 From time to time, W&R and/or Ivy Funds VIP may implement policies, procedures or requirements in an effort to comply with applicable legal requirements and/or avoid potential adverse effects on the Portfolios. Company agrees to cooperate in good faith with W&R and/or Ivy Funds VIP in the implementation of any such policies, procedures and/or requirements and Company agrees to cooperate in good faith those responsibilities and duties set forth in Schedule C.
          3.17 Ivy Funds VIP and W&R represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Portfolios are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Portfolios in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
          3.18 The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Portfolios are covered by a blanket fidelity bond or similar coverage for the benefit of the Portfolios, and that said bond is issued by a reputable bonding company, includes coverage for larceny and embezzlement, and is in an amount not less than $5 million. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify W&R in the event that such coverage no longer applies.
ARTICLE 4
Potential Conflicts
          4.1 The parties acknowledge that the Portfolio’s Shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees of Ivy Funds VIP will monitor the

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Portfolios for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company in writing if they determine that an irreconcilable material conflict exists and the implications thereof.
          4.2 The Company agrees to promptly report the existence of any potential or existing material irreconcilable conflict of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Shared Fund Exemptive Order by providing the Trustees with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions. The Company’s responsibilities in connection with the foregoing shall be carried out with a view only to the interest of Contract owners.
          4.3 If it is determined by a majority of the Trustees, or a majority of the Portfolio’s Trustees who are not affiliated with W&R (the “Disinterested Trustees”), that a material irreconcilable conflict exists , the Company shall, if it is a Participating Insurance Company involved in the material irreconcilable conflict, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Trustees) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include, but are not limited to: (a) withdrawing the assets allocable to some or all of the Accounts from Ivy Funds VIP or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered investment company of the type defined as a “management company” in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.
          4.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at Ivy Funds VIP’s election, to withdraw the affected Account’s investment in the Portfolio and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after Ivy Funds VIP gives written notice to the Company that this provision is being implemented, subject to applicable law but in any event consistent with the terms of the Shared Fund Exemptive Order. Until the end of such six (6) month period, Ivy Funds VIP shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of Ivy Funds VIP. No charge or penalty will be imposed as a result of such withdrawal.
          4.5 If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in Ivy Funds VIP and terminate this Agreement with

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respect to such Account within six (6) months after the board informs the Company that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Trustees. Until the end of such six (6) month period, Ivy Funds VIP shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of Ivy Funds VIP. No charge or penalty will be imposed as a result of such withdrawal.
          4.6 For purposes of Section 4.3 through 4.6 of this Agreement, a majority of the Disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the material irreconcilable conflict. In no event will Ivy Funds VIP or any of its affiliates be required to establish a new funding medium for any Contracts. In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in Ivy Funds VIP and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Trustees.
          4.7 The Company shall submit, at least annually, to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Shared Fund Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.
          4.8 If and to the extent that (a) Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the application for the Shared Funding Exemptive Order, or (b) the Shared Funding Exemptive Order is granted on terms and conditions that differ from those set forth in this Article 4, then Ivy Funds VIP and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Article 4 to the terms and conditions contained in the Shared Funding Exemptive Order, as the case may be.
          4.9 Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of the Contract owners.
ARTICLE 5
Indemnification
          5.1 The Company agrees to indemnify and hold harmless the W&R and Ivy Funds VIP and each of their respective Directors, Trustees, officers, employees and agents and each person, if any, who controls them within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

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     (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectuses for the Contracts or in the Contracts themselves or in sales literature or other promotional material generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of Ivy Funds VIP or W&R for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or
     (b) arise out of or result from statements or representations or alleged untrue statements or representations (other than statements or representations contained in Portfolio Documents as defined in Section 5.3(a)) or negligent or wrongful conduct of the Company or persons under its control, with respect to the offer, sale or acquisition of the Contracts or Shares; or
     (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Portfolio Documents as defined in Section 5.3(a) or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with written information furnished to Ivy Funds VIP or W&R by or on behalf of the Company; or
     (d) arise out of or result from the failure of Company to comply with applicable legal or self-regulatory requirements to which it is subject; or
     (e) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or
     (f) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or
     (g) arise out of or result from any failure to register the Contracts or Accounts under federal or state securities laws, state insurance laws or to otherwise comply with such laws, rules, regulations or orders.
          5.2 (a) The Company shall reimburse any legal or other expenses reasonably incurred by W&R, Ivy Funds VIP or any affiliated party in connection with investigating or defending any such Losses; provided, however, that Company shall have given prior approval of the use of said counsel or the expenditure of said fees.
     (b) This indemnity agreement shall be in addition to any liability which Company may otherwise have and shall survive termination of this Agreement.
          5.3 W&R and/or Ivy Funds VIP, as applicable, agree to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for

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purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Portfolio Parties) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:
     (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or sales literature or other promotional material for the Portfolios (or any amendment or supplement thereto) (collectively, “Portfolio Documents” for the purposes of this Article 5), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with written information furnished to Ivy Funds VIP or W&R by or on behalf of the Company for use in Portfolio Documents or otherwise for use in connection with the sale of the Contracts or Shares; or
     (b) arise out of or result from statements or representations or alleged untrue statements or representations (other than statements or representations contained in Company Documents) or negligent or wrongful conduct of Ivy Funds VIP or W&R or persons under their respective control, with respect to the offer, sale or acquisition of the Contracts or Shares; or
     (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of Ivy Funds VIP or W&R; or
     (d) arise out of or result from the failure of Ivy Funds VIP or W&R to comply with applicable legal or self-regulatory requirements to which each is subject; or
     (e) arise out of or result from any failure by W&R to provide the services or furnish the materials required under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Section 3.9 of this Agreement); or
     (f) arise out of or result from any material breach of any representation and/or warranty made by W&R in this Agreement or arise out of or result from any other material breach of this Agreement by W&R; or
     (g) arise out of or result from any failure to register the Portfolio Shares under federal or state securities laws or to otherwise comply with such laws, rules, regulations or orders.
5.4 (a) Ivy Funds VIP or W&R shall reimburse any legal or other expenses reasonable incurred by Company or any affiliated party in connection with investigating or defending any such Losses; provided, however, that Ivy Funds VIP or W&R shall have given prior approval of the use of said counsel or the expenditure of said Fees.

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     (b) This indemnity agreement shall be in addition to any liability which W&R and/or Ivy Funds VIP, as applicable, may otherwise have and shall survive termination of this Agreement.
          5.5 Neither the Company, W&R nor Ivy Funds VIP shall be liable under the indemnification provisions of Section 5.1 or 5.3, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.
          5.6 Neither the Company, W&R nor Ivy Funds VIP shall be liable under the indemnification provisions of Section 5.1 or 5.3, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.3.
          5.7 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
          5.8 The Indemnified Parties will promptly notify the indemnifying party of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Shares or the Contracts or the operation of the Portfolios.
ARTICLE 6
Substitution Applications
          6.1 W&R may request or the Company may initiate the filing of a substitution application pursuant to Section 26(c) of the 1940 Act to substitute shares of a Portfolio held by an Account for another investment media (“Substitution Application”). The costs associated with a Substitution Application shall be allocated as follows:
(a) In the event W&R requests the Company to submit a Substitution Application, W&R shall reimburse the Company for all reasonable costs incurred by the Company in preparing and filing the Substitution Application and any amendment thereto. W&R shall be obligated to reimburse the Company under this provision irrespective of whether the Substitution Application requested by W&R is granted by the SEC or the substitution is effectuated. W&R shall not have any liability to reimburse any other costs or expenses incurred in connection with effecting the substitution.
(b) In the event the Company initiates a Substitution Application, the Company shall bear all costs associated with the Substitution Application irrespective of whether the Substitution Application is granted or the substitution is effectuated.

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(c) In the event Company initiates a Substitution Application in accordance with Article 8.12, the Company shall bear the costs incurred in the transfer.
ARTICLE 7
Confidentiality
          7.1 Ivy Funds VIP acknowledges that the identities of the customers of the Company or any of its affiliates (collectively, the “Company Protected Parties” for purposes of this Article 7), information maintained regarding those customers, and all computer programs and procedures or other information developed by the Company Protected Parties or any of their employees or agents in connection with the Company’s performance of its duties under this Agreement are the valuable property of the Company Protected Parties. Ivy Funds VIP agrees that if it comes into possession of any list or compilation of the identities of or other information about the Company Protected Parties’ customers, or any other information or property of the Company Protected Parties, other than such information as may be independently developed or compiled by Ivy Funds VIP from information supplied to it by the Company Protected Parties’ customers who also maintain accounts directly with Ivy Funds VIP, Ivy Funds VIP will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with the Company’s prior written consent; or (b) as required by law or judicial process.
          7.2 The Company acknowledges that the identities of the customers of Ivy Funds VIP or any of its affiliates (collectively, the “Ivy Funds VIP Protected Parties” for purposes of this Article 7), information maintained regarding those customers, and all computer programs and procedures or other information developed by the Ivy Funds VIP’s performance of its duties under this Agreement are the valuable property of the Ivy Funds VIP Protected Parties. The Company agrees that if it comes into possession of any list or compilation of the identities of or other information or property of the Ivy Funds VIP Protected Parties, other than such information as may be independently developed or compiled by the Company from information supplied to it by the Ivy Funds VIP Protected Parties’ customers who also maintain accounts directly with the Company, the Company will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with Ivy Funds VIP’s prior written consent; or (b) as required by law or judicial process.
ARTICLE 8
Termination
          8.1 This Agreement may be terminated by any party for any reason by sixty (60) days’ advance written notice delivered to the other parties.
          8.2 This Agreement may be terminated at the option of either W&R or Ivy Funds VIP upon institution of formal proceedings against the Company by FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Accounts, the administration of the Contracts or the purchase of the Shares which would, in Ivy Funds VIP’s or W&R’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder.

Ivy Funds Variable Insurance Portfolios	RVSLNY Participation Agreement	Page 20 of 34

          8.3 This Agreement may be terminated at the option of the Company upon institution of formal proceedings against Ivy Funds VIP or W&R by FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the duties of Ivy Funds VIP or W&R under this Agreement or related to the sale of Shares, the operation of Ivy Funds VIP or the administration of Ivy Funds VIP, which would, in the Company’s reasonable judgment, materially impair Ivy Funds VIP’s or W&R’s ability to meet and perform their obligations and duties hereunder.
          8.4 This Agreement may be terminated at the option of Ivy Funds VIP or W&R if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if Ivy Funds VIP or W&R reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law.
          8.5 This Agreement may be terminated if the Accounts are not deemed “segregated asset accounts” by the applicable regulators or under applicable rules or regulations.
          8.6 This Agreement may be terminated by Ivy Funds VIP or W&R, at either’s option, if either Ivy Funds VIP or W&R shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition, (2) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either Ivy Funds VIP or W&R, or (3) the Company breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from Ivy Funds VIP or W&R of such breach.
          8.7 This Agreement may be terminated at any time with respect only to an applicable Portfolio(s) upon W&R’s election, if Ivy Funds VIP determines that liquidation of the Portfolio(s) is in the best interest of the Portfolio(s) and its (their) beneficial owners. Reasonable advance notice of election to liquidate shall be furnished by W&R to permit the substitution of Portfolio shares with the shares of another investment company.
          8.8 This Agreement may be terminated by the Company, if the Company shall determine, in its sole judgment exercised in good faith, that either (1) Ivy Funds VIP or W&R have suffered a material adverse change in its business or financial condition, (2) Ivy Funds VIP or W&R shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company or the Account(s), or (3) Ivy Funds VIP or W&R breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by Ivy Funds or W&R, as applicable, of notice in writing from the Company of such breach.
          8.9 This Agreement may be terminated by the Company by written notice to Ivy Funds VIP and W&R with respect to any Portfolio based upon the Company’s determination that Shares of such Portfolio are not reasonably available to meet the requirements of the Contracts.
          8.10 This Agreement may be terminated by the Company by written notice to Ivy Funds VIP and W&R with respect to any Portfolio in the event any of the Portfolio’s Shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company.
          8.11 This Agreement may be terminated by the Company by written notice to Ivy Funds VIP and W&R with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated

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Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company reasonably believes that a Portfolio may fail to so qualify.
          8.12 This Agreement may be terminated with respect only to the applicable Portfolio(s), upon a decision by Company based on reasonable cause, in accordance with applicable law, to substitute such Portfolio shares with the shares of another investment company for Contracts for which the Portfolio shares have been selected to serve as the underlying investment medium. Company shall give at least sixty (60) days written notice to Ivy Funds VIP and W&R of any decision to substitute Portfolio shares.
          8.13 This Agreement may be terminated by the Company by written notice to Ivy Funds VIP and W&R with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Section 3.9 of this Agreement.
          8.14 This Agreement may be terminated upon sixty (60) days’ notice upon assignment of this Agreement unless such assignment is made with the written consent of each party.
          8.15 Notwithstanding any termination of this Agreement, Ivy Funds VIP and W&R will, at the option of the Company, continue to make available additional Shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), unless W&R or the Trustees determine that doing so would not serve the best interests of the shareholders of the affected Portfolio(s) or would be inconsistent with applicable law or regulation. Specifically, without limitation, if Ivy Funds VIP and W&R so agree to make additional Shares available, the owners of the Existing Contracts will be permitted to reallocate investments in the Portfolios, redeem investments in the Portfolio(s) and/or invest in the Portfolio(s) upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Article 8 will not apply to any (i) actions taken pursuant to Article 4 and the effect of such actions will be governed by Article 4 of this Agreement or (ii) any rejected purchase and/or redemption order as described in Article 1.9 hereof. If Company elects to continue to make available Portfolio Shares to Contract owners after the effective date of termination of this Agreement in accordance with this Article 8.15, all provisions of this Agreement will survive any termination of this Agreement solely with respect to transactions in such Portfolio Shares under the Existing Contracts.
          8.16 The provisions of Articles 5 (Indemnification), 10 (Applicable Law), 11 (Notices), 12 (Miscellaneous) and Section 14 of Schedule C shall survive termination of this Agreement. In addition, all other applicable provisions of this Agreement shall survive termination as long as Shares are held on behalf of Contract owners in accordance with Section 8.15, except that Ivy Funds and W&R shall have no further obligation to make Shares available in Contracts issued after termination.
ARTICLE 9
Trademarks and Fund Names
          9.1 Except as may otherwise be provided in a license agreement among Ivy Funds VIP and Company, neither Company nor any of its respective affiliates shall use any trademark, trade name, service mark or logo of W&R, Ivy Funds VIP or any of their respective affiliates, or any variation of any such trademark, trade name, service mark or logo, without W&R’s or Ivy Funds VIP’s prior written consent, as applicable, the granting of which shall be at the sole option of W&R or Ivy Funds VIP, as applicable. Notwithstanding the foregoing, but subject to all other provisions of this Agreement, Company is hereby granted a limited nonexclusive, nontransferable license to use Ivy Funds VIP’s trade name and the trade names of the Portfolios in connection with its performance of this Agreement. Company will cease using all or any of such trade names upon written request of W&R.

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          9.2 Except as otherwise expressly provided in this Agreement, neither Ivy Funds VIP, its investment adviser, its principal underwriter, or any affiliates thereof shall use any trademark, trade name, service mark or logo of Company or any of its affiliates, or any variation of any such trademark, trade name, service mark or logo, without Company’s prior written consent, the granting of which shall be at Company’s sole option.
ARTICLE 10
Applicable Law
          10.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.
          10.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, applicable insurance law and regulations, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.
ARTICLE 11
Notices
          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

To Ivy Funds VIP:
Ivy Funds Variable Insurance Portfolios
6300 Lamar Avenue
Shawnee Mission, KS 66202
Attn: Legal Department
Address

To W&R:
Waddell & Reed, Inc.
6300 Lamar Avenue
Shawnee Mission, KS 66202
Attn: Contracts Department
Address

To the Company:	With a copy to:
RiverSource Life Insurance Co. of New York	RiverSource Life Insurance Co. of New York
1765 Ameriprise Financial Center	50605 Ameriprise Financial Center
Minneapolis, MN 55474	Minneapolis, MN 55474
Attn: Lynn Murphy Abbott,	Attn: General Counsel
Vice President — National Sales Manager and Fund Management

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          11.1 Ivy Funds VIP or W&R will immediately notify Company of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to Ivy Funds VIP’s registration statement under the 1933 Act or Ivy Funds VIP’s prospectus, (ii) any request by the SEC for any amendment to such registration statement or Ivy Funds VIP prospectus that may affect the offering of Shares of Ivy Funds VIP, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of Ivy Funds VIP Shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Shares of any Portfolio in any state or jurisdiction, including, without limitation, any circumstances in which (a) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law, or (b) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by Company. Ivy Funds VIP and W&R will make every reasonable effort to prevent the issuance, with respect to any Portfolio, of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
          11.2 Company will immediately notify Ivy Funds VIP of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account’s registration statement under the 1933 Act relating to the Contracts or each Account prospectus, (ii) any request by the SEC for any amendment to such registration statement or Account prospectus that may affect the offering of Shares of Ivy Funds VIP, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account’s interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. Company will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
ARTICLE 12
Miscellaneous
          12.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
          12.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
          12.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
          12.4 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
          12.5 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

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          12.6 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.
          12.7 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other parties.
          12.8 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.
          12.9 This Agreement constitutes the entire agreement among the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
          12.10 Each party shall be excused from the performance of any of its obligations to the other where such nonperformance is occasioned by any event beyond its control which shall include, without limitation, any applicable order, rule or regulation of any federal, state or local body, agency or instrumentality with jurisdiction, work stoppage, accident, natural disaster, war, acts of terrorism or civil disorder, provided that the party so excused shall use all reasonable efforts to minimize its nonperformance and overcome, remedy, cure or remove such event as soon as is reasonably practicable, and such performance shall be excused only for so long as, in any given case, the force or circumstances making performance impossible shall exist.
          12.11 The forbearance or neglect of any party to insist upon strict compliance by another party with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other parties, shall not be construed as a waiver of any of the rights or privileges of any party hereunder. No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.
          IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

WADDELL & REED, INC.

By:

Name:

Title:

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

By:

Name:

Title:

Ivy Funds Variable Insurance Portfolios	RVSLNY Participation Agreement	Page 25 of 34

RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

By:

Name:

Title:

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Schedule A
SEPARATE ACCOUNTS OF RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK
RiverSource of New York Variable Annuity Account
RiverSource of New York Account 4
RiverSource of New York Variable Annuity Account 2
RiverSource of New York Account 8

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Schedule B
Portfolios offered to Separate Accounts of RiverSource Life Insurance Co. of New York
Ivy Funds Variable Insurance Portfolios

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Schedule C
Shareholder Information
Shareholder Information Schedule entered into by and between Waddell & Reed, Inc. (“W&R”) and RiverSource Life Insurance Co. of New York (the “Company”), a New York life insurance company.
For Schedule C, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:
The term “Good Cause” means an instance where W&R reasonably believes such activity is an indication that trading activity in an account is inconsistent with Ivy Funds VIP’s policies, thereby requiring additional Shareholder information to investigate compliance with Ivy Funds VIP’s policies.
The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by Ivy Funds VIP under the Investment Company Act of 1940 that are held by the Company on behalf of its separate accounts.
The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.
The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Portfolio, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Portfolio as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, employer matching contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.
The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, dollar-cost averaging programs, insurance company approved asset allocation programs or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; or (v) as a result of loans.
W&R and the Company hereby agree as follows:
Shareholder Information
1.	Agreement to Provide Information. The Company agrees to provide W&R or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase,

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redemption, transfer, or exchange of Shares held through an account for Shareholder maintained by the Company during the period covered by the request. Unless otherwise specifically requested by W&R for Good Cause, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2.	Period Covered by Request. Requests must set forth a specific period, which generally will not exceed ninety (90) days from the date of the request, for which transaction information is sought. W&R may request transaction information older than ninety (90) days from the date of the request as they deem necessary to investigate compliance with policies established by W&R and/or Ivy Funds VIP for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Ivy Funds VIP.

3.	Timing of Requests. W&R requests for Shareholder information shall be made no more frequently than quarterly except as W&R has Good Cause that a more frequent request is necessary to enforce W&R’s restrictions on market timing and similar abusive transactions.

4.	Form and Timing of Response.

(a) The Company agrees to provide the requested information specified in Section 1 that is on its books and records, promptly, but in any event not later than seven (7) Business Days after receipt of a request from W&R or its designee. If requested by W&R or its designee, the Company agrees to use its best efforts to determine promptly, but in any event not later than seven (7) Business Days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of W&R or its designee, promptly, but in any event not later than seven (7) Business Days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by Ivy Funds VIP. The Company additionally agrees to inform W&R whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by W&R or its designee and the Company; and

(c) To the extent practicable, the format for any transaction information provided to W&R or its designee should be consistent with the NSCC Standardized Data Reporting Format.

5.	Limitations on Use of Information. W&R agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. W&R further agrees to protect the information provided pursuant to this Agreement, whether provided to W&R or Ivy Funds VIP or their designee, with at least the same degree of care that is used to protect its own confidential and personally identifiable information, but in no event less than is required for compliance with all applicable laws.

6.	Breach of Security. W&R has established and maintains procedures for the notification of affected persons in the event of a breach of security involving confidential information. W&R agrees to notify the Company promptly following the discovery or notification of any material breach of security involving information provided to W&R or its designee by the Company pursuant to this Schedule C. W&R agrees to reimburse the Company, its affiliated entities, and all other entities acting on behalf of any of them against direct losses relating to such breach of security, including: (i) direct costs for the notification of any Shareholders whose information was subject to the breach of security; and (ii) any other direct costs that may be incurred, including, but not limited to, any fine, penalties, judgment or other losses, each to the extent relating to a breach of security involving information provided to W&R or its designee pursuant to this Schedule C.

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7.	Agreement to Restrict Trading. The Company agrees to execute written instructions from W&R to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by W&R as having engaged in transactions of the Portfolio’s Shares (directly or indirectly through Company’s separate account) that violate policies established by W&R for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Ivy Funds VIP. Unless otherwise directed by W&R , any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are effected directly or indirectly through the Company. In no event shall such restrictions or prohibitions prohibit redemptions from the Portfolio. Instructions must be received by the Company at the following address, or such other address that the Company may communicate to W&R in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:
RiverSource Life Insurance Co. of New York
9500 Ameriprise Financial Center
Minneapolis, MN 55474
stephen.j.hennessy@ampf.com
FAX: 612-671-5089
8.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

9.	Timing of Response. The Company agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by Company.

10.	Confirmation by Company. The Company must provide written confirmation to W&R that instructions to restrict or prohibit trading have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

11.	Force Majeure. Notwithstanding any other provisions of this Schedule C to the contrary, neither Company, Ivy Funds VIP nor W&R shall be liable for any delay (not to exceed fifteen (15) Business Days) in performance or non-performance, in whole or in part, resulting from such party’s failure or inability to perform under this Schedule C because of acts of God, acts of governmental or military authority, national emergencies, insurrection, war, riots, equipment failure or damage beyond its reasonable control, or other causes beyond its reasonable control. This section 11 shall not excuse any party from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data which each party to this Schedule C is responsible for maintaining.

12.	Monitoring Requirement. Nothing in this Schedule C shall be construed as, or infer that Company has, undertaken any duty or obligation, whether express or implied, at law or in equity, to separately monitor for and detect trading activities inconsistent with or in violation of the Portfolio’s policies and/or procedures on limiting the dilution of value of outstanding shares of the Portfolio.

13.	Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

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14.	Termination. This Schedule C will terminate upon the termination of the Fund Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination).

15.	Applicable Law. This Schedule C shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

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SCHEDULE D
Summary Fund Prospectus
All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
1.	For purposes of this Schedule D, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	W&R shall provide the Company with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Agreement requires that W&R provide the Company with Statutory Prospectuses.

3.	W&R represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to Ivy Funds VIP and its Portfolios. W&R further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

4.	W&R agrees that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Portfolio documents required to be posted in compliance with Rule 498.

5.	W&R represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract owner requests for additional Portfolio documents made directly to Ivy Funds VIP or W&R, or one of their affiliates. Ivy Funds VIP and W&R further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Portfolio documents.

6.	The Company represents and warrants that it will respond to requests for additional Portfolio documents made by Contract owners directly to the Company or one of its affiliates.

7.	The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

8.	At the Company’s request, W&R will provide the Company with URLs to the current Portfolio documents for use with Company’s electronic delivery of Portfolio documents or on the Company’s website. W&R will be responsible for ensuring the integrity of the URLs and for maintaining the Portfolio’s current documents on the site to which such URLs originally navigate.

9.	If W&R and/or Ivy Funds VIP determines that it will end its use of the Summary Prospectus delivery option, W&R will provide the Company with at least sixty (60) days’ advance notice of its intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. In order to comply with Rule 498(e)(1), W&R shall continue to maintain its website in compliance with the requirements of this Agreement and Rule 498 for a minimum of ninety (90) days after the termination of any such notice period.

10.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Schedule D as applicable.

11.	The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company; provided that if the Company does not deliver the Summary Prospectus, it must deliver the Statutory Prospectus instead. The

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Company agrees that it will give W&R sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

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